                                                                       EXHIBIT 2


                             AGREEMENT AND PLAN OF MERGER


                            DATED AS OF SEPTEMBER 18, 1996

                                    by and between

                                TWCC ACQUISITION CORP.

                                         and

                              THE WILLIAM CARTER COMPANY

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                                  TABLE OF CONTENTS

                                                                         Page
ARTICLE 1
THE MERGER.....................................................................1
     1.01.     The Merger......................................................1
     1.02.     Effective Time of the Merger....................................1
     1.03.     Effect of Merger................................................1
     1.04.     Supplementary Action............................................1

ARTICLE 2
THE SURVIVING CORPORATION......................................................2
     2.01.     Name............................................................2
     2.02.     Articles of Organization........................................2
     2.03.     Bylaws..........................................................2
     2.04.     Directors.......................................................2
     2.05.     Officers........................................................2
     2.06.     Purpose.........................................................2
     2.07.     Authorized Capitalization.......................................3

ARTICLE 3
CONVERSION OF SHARES...........................................................3
     3.01.     Conversion of Shares............................................3
     3.02.     No Further Transfers............................................4
     3.03.     Adjustment of Merger Consideration..............................4

ARTICLE 4
PAYMENT........................................................................5
     4.01.     Exchange Procedure..............................................5
     4.02.     Lost Certificates...............................................6

ARTICLE 5
CLOSING........................................................................6
     5.01.     Time and Place..................................................6
     5.02.     Actions at Closing..............................................6

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................................7
     6.01.     Capitalization..................................................7
     6.02.     Subsidiaries....................................................8
     6.03.     Organization....................................................8
     6.04.     Annual and Quarterly Reports....................................8
     6.05.     Absence of Certain Changes or Events............................9
     6.06.     Title to Assets.................................................9

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                              TABLE OF CONTENTS (cont'd)

     6.07.     Intellectual Property..........................................10
     6.08.     Commitments....................................................11
     6.09.     Litigation.....................................................12
     6.10.     Compliance With Laws...........................................12
     6.11.     Environmental Matters..........................................12
     6.12.     Corporate Power and Authority; No Violations...................13
     6.13.     Employee Benefit Plans.........................................14
     6.14.     Consents.......................................................15
     6.15.     Taxes..........................................................15
     6.16.     Disclaimer.....................................................16

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF PURCHASER...................................16
     7.01.     Organization; Capitalization...................................16
     7.02.     Corporate Power and Authority; Effect of Agreement.............17
     7.03.     Consents.......................................................17
     7.04.     Litigation.....................................................17
     7.05.     Purchase for Investment........................................17
     7.06.     Adequate Funds.................................................17

ARTICLE 8
COVENANTS OF THE PARTIES......................................................18
     8.01.     Efforts........................................................18
     8.02.     Conduct of Business............................................18
     8.03.     Access.........................................................20
     8.04.     No Solicitation................................................20
     8.05.     Books and Records;  Personnel..................................20
     8.06.     Liabilities and Indemnification................................21
     8.07.     Insurance......................................................21
     8.08.     Subsequent Disclosures by Company..............................21
     8.09.     Environmental Matters..........................................22
     8.10.     Indebtedness...................................................22

ARTICLE 9
CONDITIONS TO PURCHASER'S OBLIGATIONS.........................................22
     9.01.     Representations, Warranties and Covenants of the Company.......22
     9.02.     No Prohibition.................................................23
     9.03.     Third Party Consents...........................................23
     9.04.     Governmental Consents..........................................23
     9.05.     Company Counsel Opinion........................................23
     9.06.     Title Insurance................................................23

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                              TABLE OF CONTENTS (cont'd)

     9.07.     Surveys........................................................24
     9.08.     Shareholder Approval...........................................24
     9.09.     Release of Liens...............................................24

ARTICLE 10
CONDITIONS TO THE COMPANY'S OBLIGATIONS.......................................24
     10.01.    Representations, Warranties and Covenants of Purchaser.........24
     10.02.    No Prohibition.................................................25
     10.03.    Governmental Consents..........................................25
     10.04.    Repayment of Indebdtedness.....................................25
     10.05.    Purchaser Counsel Opinion......................................25

ARTICLE 11
TERMINATION PRIOR TO CLOSING..................................................25
     11.01.    Termination....................................................25
     11.02.    Effect of Termination..........................................26

ARTICLE 12
MISCELLANEOUS.................................................................26
     12.01.    Non-Survival of Representations and Warranties.................26
     12.02.    Interpretive Provisions; Certain Definitions...................27
     12.03.    Entire Agreement...............................................27
     12.04.    Successors and Assigns.........................................27
     12.05.    Headings.......................................................28
     12.06.    Modification and Waiver........................................28
     12.07.    Expenses.......................................................28
     12.08.    Notices........................................................28
     12.09.    Governing Law..................................................29
     12.10.    Public Announcements...........................................29
     12.11.    Counterparts...................................................29

EXHIBITS

     Exhibit 1.02        Articles of Merger
     Exhibit 3.01        Distribution of Merger Consideration

                                LIST OF DEFINED TERMS

TERM                                                       PLACE OF DEFINITION
----                                                       -------------------
"Affiliate"                                                Section 6.15(a)
"Affiliates"                                               Section 6.15(a)
"Agreement"                                                Preamble
"Allocated Merger Consideration"                           Section 3.01(a)
"Articles of Merger"                                       Section 1.02
"Balance Sheet"                                            Section 6.04
"Benefit Plan"                                             Section 6.13(a)
"Certificates"                                             Section 3.01
"Class A Common"                                           Section 6.01
"Class B Common"                                           Section 6.01
"Class C Common"                                           Section 6.01
"Closing Date"                                             Section 5.01
"Closing"                                                  Section 5.01
"Commitments"                                              Section 6.08(a)
"Company Capital Stock"                                    Section 3.01(a)
"Company"                                                  Preamble
"Company Related Parties"                                  Section 6.16
"Company's Certificate"                                    Section 9.01(c)
"Confidentiality Agreement"                                Section 8.03
"Constituent Corporations"                                 Preamble
"Corporation Law"                                          Preamble
"Credit Agreement"                                         Section 12.02(b)
"Debt"                                                     Section 3.03(a)
"Defaulting Party"                                         Section 11.02
"Disclosure Schedule"                                      Article 6
"Domestic Listed Intellectual Property"                    Section 6.07
"ERISA"                                                    Section 6.13(a)
"Effective Time"                                           Section 1.02
"Encumbrances"                                             Section 6.02
"Environmental Laws"                                       Section 6.11(b)
"Environmental Lien"                                       Section 6.11(c)
"Exchange Agent"                                           Section 4.01(a)
"Exchange Fund"                                            Section 4.01(a)
"Financial Statements"                                     Section 6.04
"Government Entity"                                        Section 6.09
"HSR Act"                                                  Section 6.14
"Indebtedness"                                             Section 12.02(b)
"Indemnified Party"                                        Section 8.06(b)
"Initial Merger Consideration"                             Section 3.01(a)
"Insurance Policies"                                       Section 6.08(c)
"Intellectual Property"                                    Section 6.07

"Leased Property"                                          Section 6.06(b)
"Liabilities"                                              Section 8.06(a)
"Listed Intellectual Property"                             Section 6.07
"Litigation"                                               Section 6.09
"Losses"                                                   Section 8.06(a)
"Management Payment"                                       Section 8.02(c)
"Material Adverse Effect"                                  Section 6.03
"MBL Subordinated Note"                                    Section 12.02(b)
"MEP"                                                      Section 4.01(a)
"MEP Payment"                                              Section 4.01(a)
"Merger"                                                   Preamble
"Merger Consideration"                                     Section 3.01(a)
"Owned Property"                                           Section 6.06(b)
"Permitted Encumbrances"                                   Section 6.06(a)
"Permits"                                                  Section 6.10
"Person"                                                   Section 12.02(b)
"Property Leases"                                          Section 6.06(b)
"Purchaser"                                                Preamble
"Purchaser's Certificate"                                  Section 10.01(c)
"Purchaser Common Stock"                                   Section 3.01(c)
"Purchaser Merger Conditions"                              Section 3.03(b)
"Real Property"                                            Section 6.06(b)
"Required Consents"                                        Section 9.03
"Required Government Consents"                             Section 9.04
"Returns"                                                  Section 6.15(a)
"Revolving Credit Facility"                                Section 3.03(a)
"Section 8.08 Notice"                                      Section 8.08
"Senior Subordinated Notes"                                Section 12.02(b)
"Series A Preferred"                                       Section 6.01
"Stockholder"                                              Section 3.01
"Subsidiaries"                                             Section 6.02
"Subsidiary"                                               Section 6.02
"Surviving Corporation"                                    Preamble
"Taxes"                                                    Section 6.15(f)
"Title Documents"                                          Section 6.06(b)
"to the Company's knowledge" or                            Section 12.02(a)
   "to the knowledge of the Company"
"to Purchaser's knowledge" or                              Section 12.02(a)
   "to the knowledge of Purchaser"

                             AGREEMENT AND PLAN OF MERGER


          This AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of September 18, 1996, is made by and between The William Carter Company, a Massachusetts corporation (the "Company") and TWCC Acquisition Corp., a Massachusetts corporation ("Purchaser").

          The Boards of Directors and stockholders of the Company and Purchaser deem it advisable and in the best interests of each such corporation and its respective stockholders to cause the merger of Purchaser with and into the Company (the "Merger") upon the terms and conditions set forth herein and in accordance with the General Laws of the Commonwealth of Massachusetts (the "Corporation Law"). (Purchaser and the Company being hereinafter sometimes referred to as the "Constituent Corporations" and the Company, following the effectiveness of the Merger, as the "Surviving Corporation".)

          THEREFORE, in consideration of the mutual representations, warranties, covenants and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereby agree as follows:


                                      ARTICLE 1

                                      THE MERGER

          1.01. THE MERGER. Upon the terms and subject to the conditions hereof as promptly as practicable following the satisfaction or waiver of the conditions set forth in Articles 9 and 10 hereof, Purchaser shall be merged with and into the Company and the separate existence of Purchaser shall thereupon cease, and the Company, as the Surviving Corporation, shall continue to exist under and be governed by the Corporation Law.

          1.02. EFFECTIVE TIME OF THE MERGER. The Merger shall become effective when properly executed Articles of Merger in substantially the form of Exhibit 1.02 attached hereto (the "Articles of Merger") are filed with the Secretary of the Commonwealth of Massachusetts as provided in the Corporation Law. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Articles of Merger are so filed.

          1.03. EFFECT OF MERGER. The Merger shall have the effects set forth in the Corporation Law.

          1.04. SUPPLEMENTARY ACTION. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either of the Constituent Corporations, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the respective Constituent Corporations, in the name of and on behalf of the appropriate Constituent Corporation, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.


                                      ARTICLE 2

                              THE SURVIVING CORPORATION

          2.01. NAME. The name of the Surviving Corporation will be The William Carter Company.

          2.02. ARTICLES OF ORGANIZATION. The Articles of Organization of Purchaser as amended by the Articles of Merger shall be the articles of organization of the Surviving Corporation. The Articles of Organization of the Surviving Corporation thereafter may be amended in accordance with its terms and as provided by law.

          2.03. BYLAWS. The Bylaws of Purchaser immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

          2.04. DIRECTORS. The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected and qualified in the manner provided in the Articles of Organization and Bylaws of the Surviving Corporation, or until their earlier resignation or removal, or as otherwise provided by law.

          2.05. OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors are duly elected and qualified in the manner provided in the Articles of Organization and Bylaws of the Surviving Corporation, or until their earlier resignation or removal, or as otherwise provided by law.

          2.06. PURPOSE. The purposes of the Surviving Corporation shall be as follows:

          (a) To manufacture, produce, buy, sell, export, import, and otherwise deal in any and all kinds of merchandise, yarns, threads, textile fabrics, clothing, underclothing, wearing apparel of every kind, all articles, materials and supplies used or capable of being used in such manufacture or dealing, the products and by-products of the same, and all equipment and materials necessary or useful in manufacturing or marketing merchandise.

          (b) To carry on any manufacturing, mercantile, selling, management, service or other business, operation or activity which may be lawfully carried on by a corporation organized under the Corporation Law, whether or not related to those referred to in the foregoing paragraph.

          (c) To carry on any business, operation or activity through a wholly or partly owned subsidiary.

          (d) To carry on any business, operation or activity referred to in the foregoing paragraphs to the same extent as might an individual, whether as principal, agent, contractor or otherwise, and either alone or in conjunction or a joint venture or other arrangement with any corporation, association, trust, firm or individual.

          (e) To have as additional purposes all powers granted to corporations by the laws of The Commonwealth of Massachusetts, provided that no such purpose shall include any activity inconsistent with the Business Corporation Law or the general laws of said Commonwealth.

          2.07. AUTHORIZED CAPITALIZATION. The authorized capitalization of the Surviving Corporation shall be 1,000 shares of Common Stock, par value $.01 per share. After the Effective Time, the authorized capitalization of the Surviving Corporation may be changed as provided by the Articles of Organization and by law.



                                      ARTICLE 3

                                 CONVERSION OF SHARES

          3.01. CONVERSION OF SHARES. As of the Effective Time, by virtue of the Merger and without any action on the part of any record holder ("Stockholder") of certificates representing shares of the Company's capital stock ("Certificates"):

               (a) The issued and outstanding shares of the Company's Series A Preferred Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock (collectively, the "Company Capital Stock"), excluding any such shares held in the Company's treasury, shall be automatically converted into and shall represent only the right to receive, in the aggregate, $202,500,000.00 (Two Hundred Two Million Five Hundred Thousand Dollars) (the "Initial Merger Consideration") subject to adjustment as provided in Section 3.03 hereof (the "Merger Consideration"). Each share of Company Capital Stock shall be automatically converted into and shall represent only the right to receive the portion of the Merger Consideration (as defined below) as set forth on Exhibit
3.01 hereto (the "Allocated Merger Consideration").

               (b) Each share of the Company Capital Stock held in the treasury of the Company shall be canceled and retired and all rights in respect thereof shall cease to exist and no payment shall be made in respect thereof; PROVIDED, HOWEVER, that shares of the Company's Class C Common Stock authorized for sale pursuant to the Company's Master Executive Stock Purchase Plan but not allocated to any individual for purchase shall receive payment from the Merger Consideration in accordance with such plan.

               (c) Each issued and outstanding share of Purchaser's Common Stock, par value $.01 per share ("Purchaser Common Stock"), shall be converted into one share of the Surviving Corporation's Common Stock, par value $.01 per share.

          3.02. NO FURTHER TRANSFERS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Capital Stock shall thereafter be made.

          3.03.     ADJUSTMENT OF MERGER CONSIDERATION.

               (a) The Initial Merger Consideration shall be reduced by the following amounts:

                    (i) the amount of all Debt (as defined below) outstanding on the Closing Date (as defined below), plus all principal payments on such Debt made since June 29, 1996;

                    (ii) all costs, fees and expenses paid or payable by the Company in connection with the process relating to the proposed sale of the Company, including, without limitation, the costs, fees and expenses paid or payable to Goldman, Sachs & Co. and all costs, fees and expenses incurred in connection with the preparation for, negotiation of and closing of the Merger;

                    (iii) all costs, fees and expenses associated with the prepayment or other early termination of any Debt;

                    (iv)   68.42% of the first $9,600,000.00 and 100% of any
          amount in excess of such amount of payments due under the MEP (as defined below) and The William Carter Company Long Term Incentive Plan as a consequence of the Merger;

                    (v) 60% of any Management Payment (as defined in Section 8.02(c)) in excess of $790,000 or such lesser amount as shall be determined pursuant to the last sentence of Section 8.02(c); and

                    (vi) the amount of any payments made by the Company prior to the Closing Date in respect of deferred or accrued and unpaid dividends on the Company Capital Stock.

     For purposes of this Section 3.03(a), "Debt" means any liability (including without limitation accrued but unpaid interest) in respect of (A) borrowed money (other than borrowings under the Revolving Credit Facility (as defined below)),
(B) capitalized lease obligations, (C) the deferred purchase price of property or services (other than trade payables in the ordinary course of business and consistent with past practice), (D) obligations under interest rate agreements and currency agreements and (E) guarantees of any of the foregoing. "Revolving Credit Facility" means those certain revolving credit loans outstanding under the terms of the Credit Agreement.

               (b) In the event the Merger does not occur on or before September 30, 1996, the Merger Consideration shall be increased as follows:

                    (i) for each day in the month of October 1996, including October 1, 1996, on which the Merger does not occur, the Initial Merger Consideration shall be increased by $50,000; and

                    (ii) for each day in the month of November 1996, on which the Merger does not occur, the Initial Merger Consideration shall be increased by $66,666.67.

PROVIDED, HOWEVER, that in the event the Purchaser has fulfilled, or has indicated it is ready to fulfill, all of the conditions required to be fulfilled by it ("Purchaser Merger Conditions"), and the failure of the Merger to occur is directly related to the failure of the Company to comply with any condition to the Merger required by it (other than a failure not within the control of the Company), for purposes of clauses (i) and (ii) of this Section 3.03(b) the Merger shall be deemed to have occurred on the date the Purchaser has either fulfilled, or indicated its readiness to fulfill, such Purchaser Merger Conditions.


                                      ARTICLE 4

                                       PAYMENT

          4.01.     EXCHANGE PROCEDURE.

               (a) At the Closing, Purchaser shall deposit in trust with an exchange agent selected by the Company (the "Exchange Agent") funds sufficient to pay in full the Merger Consideration and all amounts due pursuant to the terms of the Company's Management Equity Participation Plan (the "MEP") (such amounts, the "MEP Payment"; the MEP Payment and the Merger Consideration, together, the "Exchange Fund"). Prior to the Closing, the Exchange Agent shall deliver to each Stockholder a form of letter of transmittal for return to the Exchange Agent (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Exchange Agent and shall include an agreement by each Stockholder that such Stockholder's respective allocation of the Merger Consideration represents all such Stockholder is owed by the Company pursuant to this Agreement, and that such Stockholder has waived and released the Company from any claims by such Stockholder to receive any additional amounts in excess of that provided for herein) and instructions for use in effecting the surrender of the Certificates and payment of the Allocated Merger Consideration due in respect thereof. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the Stockholder holding such Certificate shall be paid in exchange therefor the Allocated Merger Consideration payable in respect of such shares, and the Certificate so surrendered shall forthwith be canceled. The payments by the Exchange Agent of Allocated Merger Consideration shall include payments to persons who surrender Certificates representing shares of Series A Preferred Stock of all deferred or accrued and unpaid dividends in respect of such shares, and payments of Liquidating Dividends payable pursuant to Article VI, Part B, Section 1A of the Articles of Organization of the Company as if the consummation of the Merger were a Liquidation Event (as such term is defined in such Articles of Organization).

               (b) Until surrendered as contemplated by Section 4.01, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Allocated Merger Consideration. No interest shall be paid or will accrue on the amount payable at the Effective Time upon surrender of a Certificate. If payment is to be made to a Stockholder other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Stockholder requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish that such tax has been paid or is not applicable.

               (c) At the Closing, the Exchange Agent shall pay the MEP Payment to the beneficiaries under the MEP in accordance with the terms and provisions thereof.

          4.02. LOST CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the registered holder of such lost, stolen or destroyed Certificate in form and substance acceptable to the Exchange Agent and Purchaser and accompanied by a bond in an amount satisfactory to the Exchange Agent and Purchaser, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Allocated Merger Consideration in respect thereof in the manner set forth in
Section 4.01.


                                      ARTICLE 5

                                       CLOSING

          5.01. TIME AND PLACE. The closing of the transactions contemplated hereby (the "Closing") shall take place on October 31, 1996 (the "Closing Date"), or such date prior to or after October 31, 1996 as shall be specified in a notice from Purchaser to the Company delivered at least two days prior to the Closing Date specified therein, upon satisfaction or waiver of the conditions set forth in Articles 9 and 10 hereof (other than those conditions which by their terms are intended to be satisfied on the Closing Date), which time also shall be the Effective Time; PROVIDED, HOWEVER that in the event of a Closing later than October 31, 1996, the Closing Date shall not be later than the third business day following the satisfaction or waiver of the conditions set forth in Articles 9 and 10 hereof (other than those conditions which by their terms are intended to be satisfied on the Closing Date). The Closing shall take place at the offices of Gibson, Dunn & Crutcher, 200 Park Avenue, New York, NY 10166.

          5.02.     ACTIONS AT CLOSING.  At the Closing:

               (a) There shall be delivered to Purchaser, the Company and the Stockholders the certificates, opinions and other documents and instruments provided to be delivered under Articles 9 and 10 hereof.

               (b) The Company shall cause the Articles of Merger to be filed in accordance with the Corporation Law, and shall take any and all other lawful actions, and do any other lawful things necessary to effect the Merger and to enable the Merger to become effective.

               (c) Purchaser shall deposit the Exchange Fund with the Exchange Agent as described in Section 4.01 hereof.

               (d)  The Exchange Agent shall make the payments described in
Section 4.01 hereof.

               (e) The Company shall pay all amounts payable to employees under The William Carter Company Long Term Incentive Plan.

               (f) The Company shall pay all costs, fees and expenses in connection with the process relating to the proposed sale of the Company, including, without limitation, the costs, fees and expenses paid or payable to Goldman, Sachs & Co. and all costs, fees and expenses incurred in connection with the preparation for, negotiation of and closing of the Merger.



                                      ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as otherwise set forth in the disclosure schedule delivered by the Company to the Purchaser in connection herewith (the "Disclosure Schedule"), the Company represents and warrants to the Purchaser as follows:

          6.01. CAPITALIZATION. The authorized capital stock of the Company consists of (a) 50,000 shares of Series A Preferred Stock, par value $.01 per share ("Series A Preferred"), of which 50,000 shares are issued and outstanding; (b) 100,000 shares of Class A Common Stock, par value $.01 per share ("Class A Common"), of which 10,000 shares are issued and outstanding;
(c) 100,000 shares of Class B Common Stock, par value $.01 per share ("Class B Common"), of which 10,000 shares are issued and outstanding; and (d) 100,000 shares of Class C Common Stock, par value $.01 per share ("Class C Common"), of which 2,769 shares are issued and outstanding ( and of which 431 shares remain available for allocation and issuance pursuant to the Master Executive Stock Plan, dated as of January 1, 1995, as amended); all of such 72,769 of Company Capital Stock are owned of record by the Stockholders as set forth in
Section 6.01 of the Disclosure Schedule. All of such shares are validly issued, fully paid and non-assessable. There are no securities presently outstanding, and at the Effective Time there will not be any outstanding securities which are, convertible into, exchangeable for, or carrying the right to acquire, equity securities of the Company, or subscriptions, warrants, options, calls, convertible securities, registration or other rights or other arrangements or commitments obligating the Company to issue, transfer or dispose of any of its equity securities or any ownership interest therein.

          6.02. SUBSIDIARIES. Except as set forth in Section 6.02 of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or any other equity interest in any person. The entities so set forth in Section 6.02 of the Disclosure Schedule are referred to herein individually as a "Subsidiary" and collectively as the "Subsidiaries." The name, jurisdiction of incorporation, capitalization and ownership of each Subsidiary is set forth in Section 6.02 of the Disclosure Schedule. Except for director's qualifying shares, the Company owns all of the issued and outstanding shares of capital stock of the Subsidiaries which they purport to own, free and clear of any imperfections to title, liens, claims, security interests, pledges, charges or other encumbrances ("Encumbrances"), and all of such shares are (except to the extent such concepts do not apply to the foreign subsidiaries, in which case no representation is made) validly issued, fully paid and non-assessable. Except as set forth on Section 6.02 of the Disclosure Schedule, there are not now, and at the Effective Time there will be no, outstanding securities convertible into, exchangeable for, or carrying the right to acquire, equity securities of any of the Subsidiaries, or subscriptions, warrants, options, calls, convertible securities, registration or other rights or other arrangements or commitments obligating any Subsidiary to issue, transfer or dispose of any of its equity securities or any ownership interest therein or voting trusts or other agreements or understandings to which the Company or any of the Subsidiaries is bound with respect to the voting of the capital stock of any of the Subsidiaries.

          6.03. ORGANIZATION. The Company and each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (except for any of the Subsidiaries organized under the laws of a jurisdiction in which the concept of good standing is inapplicable, as to which no representation or warranty regarding good standing is made) with all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company and each of the Subsidiaries is duly qualified to do business and in good standing as a foreign corporation in the jurisdictions set forth in Section 6.03 of the Disclosure Schedule which are all of the jurisdictions where the nature of the property owned or leased by it, or the nature of the business conducted by it, makes such qualification necessary and the absence of such qualification would have a material adverse effect on the assets, business, operations or financial condition of the Company and the Subsidiaries taken as a whole other than such effects attributable to general economic conditions or to other change generally affecting companies in the same business as the Company (a "Material Adverse Effect"). True and complete copies of the certificate of incorporation and by-laws (or substantially equivalent documents) of the Company and each of the Subsidiaries have been delivered or made available to Purchaser.

          6.04. ANNUAL AND QUARTERLY REPORTS. The Company has previously furnished to Purchaser true and complete copies of its audited consolidated balance sheet, consolidated statement of income and consolidated statement of cash flows and consolidated statement of changes in stockholders' equity, together with notes thereto, for the fiscal year ended December 30, 1995 and the unaudited consolidated balance sheet, consolidated statement of income and consolidated statement of cash flows for the period ended June 29, 1996 (collectively, the "Financial Statements"). The Financial Statements fairly present the consolidated financial position, the consolidated results of operations, stockholders' equity or deficiency, cash flows and the other information included therein of the Company and the Subsidiaries for the periods or as of the dates therein set forth, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except that the unaudited Financial Statements are subject to normal year end adjustments and lack footnotes required for full disclosure under generally accepted accounting principles. The unaudited consolidated balance sheet at June 29, 1996 is sometimes referred to herein as the "Balance Sheet."

          6.05. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Balance Sheet, neither the Company nor any of the Subsidiaries has (a) suffered any damage, destruction or casualty loss to any of its assets which, individually or in the aggregate, has a Material Adverse Effect, (b) incurred or discharged any material obligation or liability, or entered into any other material transaction, except in the ordinary course of business, (c) suffered any Material Adverse Effect (excluding normal shifts in working capital occurring in the ordinary course of business) or (d) failed to operate its business only in the ordinary course consistent with past practice or, except for proposed amendments to the Company's Articles of Organization contemplated in connection with the Merger, taken any of the actions prohibited under Section 8.02(b).

          6.06.     TITLE TO ASSETS.

               (a) Each of the Company and the Subsidiaries has good (and, in the case of real property, marketable) title (or leasehold interest with respect to capital leases) to all of the assets and properties which are material to the conduct of the business of the Company (including those reflected on the Balance Sheet), except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Balance Sheet, free and clear of all Encumbrances, except (i) lack of title and other Encumbrances as set forth in Section 6.06(a) of the Disclosure Schedule, (ii) liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings, (iii) liens of carriers, warehousemen, mechanics, materialmen and other similar liens incurred in the ordinary course of business that individually or in the aggregate do not have a Material Adverse Effect and
(iv) lack of title and other Encumbrances which individually or in the aggregate do not have a Material Adverse Effect (the matters set forth in the foregoing clauses (i), (ii), (iii) and (iv) being referred to herein as the "Permitted Encumbrances").

               (b) Section 6.06(b) of the Disclosure Schedule sets forth (i) an accurate and complete list of all real property that the Company or any of the Subsidiaries owns, or in which the Company or any of the Subsidiaries has legal, beneficial or equitable title (the "Owned Property"); (ii) an accurate and complete list of all real property with respect to which the Company or any of the Subsidiaries in a lessee, sublessee, licensee or other occupant or user (the "Leased Property"); and (iii) an accurate and complete list of each lease, sublease, license or other agreement or understanding, oral or written, pursuant to which any party other than the Company or a Subsidiary occupies or uses all or any part of the Owned Property or Leased Property. The Owned Property and the Leased Property are sometimes collectively referred to herein as the "Real Property." True and complete copies of (A) all leases, subleases, licenses or other documents, instruments, agreements or understandings to which the Company or any Subsidiary is a party, whether as lessee, lessor, sublessee, sublessor, licensee or licensor, pertaining to the current or future use or occupancy of any Real Property or any current or future right to use or occupy any Real Property, together with all amendments, modifications, and supplements thereto (collectively, the

"Property Leases"), and (B) all deeds, title insurance policies, surveys, mortgages, agreements and other documents, instruments, agreements or understandings granting to the Company or any of the Subsidiaries title to or an interest in or otherwise affecting or evidencing the state of title to any Real Property, together with all amendments, modifications and supplements thereto (collectively, the "Title Documents"), have been delivered to the Purchaser. Except as set forth in Section 6.06(b) of the Disclosure Schedule, to the knowledge of the Company, neither the Company nor any of the Subsidiaries is in breach or default under (and no event has occurred which with notice or the passage of time or both would constitute a breach or default under) any of the Property Leases or Title Documents nor, to the knowledge of the Company, is any other party to any of the Property Leases or Title Documents in default thereunder (and no event has occurred which with notice or the passage of time or both would constitute a breach or default thereunder); excluding, however, in each instance, breaches or defaults which, in the aggregate, are not reasonably likely to have a Material Adverse Effect. The Company and the Subsidiaries have good and marketable title in fee simple to the Owned Property, good and marketable leasehold title to the Leased Property, and good and marketable title to all plants, buildings, fixtures and improvements located on the Real Property, in each case free and clear of all Encumbrances except Permitted Encumbrances.

          6.07. INTELLECTUAL PROPERTY. Section 6.07 of the Disclosure Schedule sets forth an accurate and complete list of all active patents, pending patent applications, trademarks, pending trademark applications and trade names licensed to, applied for or registered in the name of, the Company or any Subsidiary, or in which the Company or any Subsidiary has any rights, and all active copyright registrations or pending applications for registration of the Company or any Subsidiary, or in which the Company or any Subsidiary has any rights, in each case which are material to the conduct of the business of the Company, together with the application or registration number, the jurisdiction and the record owner of such intellectual property (the "Listed Intellectual Property"). Except as set forth in Section 6.07 of the Disclosure Schedule, with respect to the Listed Intellectual Property insofar as it relates to rights in the United States of America or any state or jurisdiction therein (the "Domestic Listed Intellectual Property"), no registration relating thereto has lapsed, expired or been abandoned or canceled or is the subject of cancellation proceedings except for such lapses, expirations, abandonments, cancellations or proceedings that individually or in the aggregate do not have a Material Adverse Effect. The Company and the Subsidiaries own or possess adequate and enforceable licenses (free of Encumbrances other than Permitted Encumbrances) to use all Listed Intellectual Property and any other material intellectual property rights (including, without limitation, drawings, trade secrets, know-how and confidential information) necessary to permit the Company and the Subsidiaries to conduct their businesses as now conducted (the Listed Intellectual Property and the other material intellectual property rights hereinafter collectively called the "Intellectual Property"). Section 6.07 of the Disclosure Schedule sets forth all material licenses to which the Company or any of the Subsidiaries is a party relating to the Intellectual Property.
Except as set forth on Section 6.07 of the Disclosure Schedule, no claim is pending or, to the knowledge of the Company, threatened nor to the knowledge of the Company is there any basis for any claim which would have a reasonable likelihood of prevailing, to the effect that the present or past operations within the last three years of the Company or any Subsidiary infringes upon or conflicts with the rights of any other person in respect of any intellectual property, and no claim is pending or, to the knowledge of the Company, threatened nor to the knowledge of the Company is there any basis for any claim which would have a reasonable likelihood of prevailing, to the effect that any

Intellectual Property is invalid or unenforceable; excluding, however, claims or potential claims which, in the aggregate, are not reasonably likely to have a Material Adverse Effect. To the Company's knowledge, except as set forth on
Section 6.07 of the Disclosure Schedule, no person is materially infringing upon or violating any of the Intellectual Property; and no claim is pending or, to the Company's knowledge, threatened to that effect. Except as set forth on
Section 6.07 of the Disclosure Schedule, no contract, agreement or understanding between the Company or any of the Subsidiaries and any party exists and no Encumbrances exist which in either case would impede or prevent the continued use by the Company, the Subsidiaries or their successors of the entire right, title and interest of the Company and the Subsidiaries in and to any of the Intellectual Property; excluding, however, contracts, agreements, understandings and Encumbrances which, in the aggregate, are not reasonably likely to have a Material Adverse Effect.

          6.08.     COMMITMENTS.

               (a) Section 6.08(a) of the Disclosure Schedule sets forth an accurate and complete list of each material contract or material agreement, whether written or oral (including any and all amendments thereto) to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries is bound which (i) relates to the borrowing of money or the guaranty of any obligation to borrow money; (ii) involves revenues or expenditures in excess of $250,000 (excluding purchase and sale orders entered into in the ordinary course consistent with past practice); (iii) is a collective bargaining agreement; (iv) obligates the Company or any Subsidiary not to compete with any business or which otherwise restrains or prevents the Company or any of the Subsidiaries from carrying on any lawful business (excluding customary restrictive covenants contained in agreements identified pursuant to clause (i) above); (v) relates to employment, compensation, severance, consulting or indemnification between the Company or any Subsidiary and any of their respective officers, directors, employees or consultants who are entitled to compensation thereunder in excess of $100,000 per annum; or (vi) is material to the assets, business, operations or financial condition of the Company and the Subsidiaries taken as a whole (collectively, the "Commitments"). The Company previously has furnished or made available to Purchaser true and correct copies of all Commitments. To the Company's knowledge, all of the Commitments are enforceable by the Company or the Subsidiary which is a party thereto in accordance with their terms except to the extent that such enforceability (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and
(b) is subject to general principles of equity and public policy. Except as set forth in Section 6.08(a) of the Disclosure Schedule, neither the Company nor any of the Subsidiaries is in breach or default under (and no event has occurred which with notice or the passage of time or both would constitute a breach or default under) any agreements listed or required to be listed in Section 6.08(a) of the Disclosure Schedule nor, to the knowledge of the Company, is any other party to any of the agreements listed or required to be listed in Section 6.08(a) of the Disclosure Schedule in default thereunder (and no event has occurred which with notice or the passage of time or both would constitute a breach or default thereunder); excluding, however, in each instance, breaches or defaults which, in the aggregate, are not reasonably likely to have a Material Adverse Effect.

               (b) Except as set forth in Section 6.08(b) of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any material contract, agreement or understanding which contains a "change in control," "potential change in control" or similar provision or which could result in a potential "parachute payment" within the meaning of Section 280G of the Internal Revenue Code.
Except as set forth in Section 6.08(b) of the Disclosure Schedule, the consummation of the transactions contemplated hereby will not (either alone or upon the passage of time and/or occurrence of any additional acts or events) result in any payment (severance pay or otherwise) becoming due from the Company or any Subsidiary to any person or accelerate the time of payment or vesting, or increase the amount of compensation due, any person; excluding, however, any such payments, accelerations or increases which could have occurred upon the passage of time and/or occurrence of any additional acts or events even if the "change of control" or "potential change of control" occurring upon the execution and delivery of this Agreement and the consummation of the transactions contemplated herein did not occur.

               (c) Section 6.08(c) of the Disclosure Schedule sets forth as accurate and complete list of all insurance policies maintained by the Company and its Subsidiaries (the "Insurance Policies"), and the Insurance Policies provide substantially equivalent coverage to that which has been maintained by the Company and the Subsidiaries since January 1, 1995.

          6.09. LITIGATION. Except as set forth on Section 6.09 of the Disclosure Schedule, there is no action, suit, investigation or proceeding ("Litigation") pending or, to the Company's knowledge, threatened, involving the Company or any of the Subsidiaries before any court or before any public body or authority, domestic or foreign (a "Government Entity") which individually or in the aggregate is reasonably likely to have a Material Adverse Effect or which would be reasonably likely to have a material adverse effect on the ability of the Company to perform its obligations hereunder, or which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. Neither the Company nor any of the Subsidiaries is subject to any outstanding orders, rulings, judgments or decrees that would be reasonably likely to have a Material Adverse Effect. Section 6.09 of the Disclosure Schedule also sets forth a list of each outstanding order, ruling, judgment or decree to which the Company or any Subsidiary or any of its or their assets is bound or subject.

          6.10. COMPLIANCE WITH LAWS. The Company and the Subsidiaries are in compliance with all applicable laws, rules, regulations, ordinances, decrees or orders of any Government Entity currently in effect, except where the failure to comply therewith is not reasonably likely to have a Material Adverse Effect. The Company and the Subsidiaries have all governmental permits, licenses and authorizations necessary for the conduct of their businesses as presently conducted ("Permits") and are in compliance with the terms of the Permits, except for any non-compliance which is not reasonably likely to have a Material Adverse Effect.

          6.11.     ENVIRONMENTAL MATTERS.

               (a) Except as set forth on Section 6.11 of the Disclosure Schedule, or except as would not, in the aggregate, be reasonably likely to result in a fine, penalty or cost that would have a Material Adverse Effect:

                    (i) the Company and the Subsidiaries are in compliance with Environmental Laws;

                    (ii) neither the Company nor any of the Subsidiaries has received written notice from a Government Entity alleging that the Company or any Subsidiary is not in compliance with Environmental Laws; and

                    (iii) no Environmental Lien has attached to any property that is currently owned or operated by the Company or any Subsidiary.

               (b) "Environmental Laws" shall mean all statutes, regulations, ordinances and similar provisions having the force and effect of law of any Governmental Entity concerning the pollution or protection of the environment, including without limitation the federal Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, and the Emergency Planning and Community Right-To-Know Act of 1986.

               (c) "Environmental Lien" shall mean a lien, either recorded or unrecorded, in favor of any Governmental Entity, arising under Environmental Laws.

          6.12. CORPORATE POWER AND AUTHORITY; NO VIOLATIONS. The Company has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, including due and valid authorization by the Board of Directors and the Stockholders of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and (ii) is subject to general principles of equity. Except as set forth in Section 6.12 of the Disclosure Schedule, neither the execution, delivery and performance by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby will, with or without the giving of notice or the passage of time, or both, (x) violate any provision of law, rule, regulation, order, judgment, writ, injunction or decree applicable to the Company or any of the Subsidiaries or any of their properties or assets, (y) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any note, bond, mortgage, indenture, license, contract or agreement to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their assets is bound or result in the imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the assets of the Company or any of the Subsidiaries; or (z) conflict with or violate any provision of the Articles of Organization or bylaws (or substantially equivalent documents) of the Company or any of the Subsidiaries, except, in the case of (x) or (y), for violations, conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations or failures to give notice or Encumbrances which in the aggregate would not be reasonably likely to have a Material Adverse Effect and would not prevent or materially delay, hinder or impair the consummation of the transactions contemplated hereby.

          6.13.     EMPLOYEE BENEFIT PLANS.

               (a) Section 6.13 of the Disclosure Schedule sets forth an accurate and complete list of each employee benefit plan (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and any other bonus, deferred compensation, incentive compensation, stock, severance or other plan or arrangement, other than a non-material fringe benefit plan (each of the foregoing, a "Benefit Plan"), currently maintained, contributed to or required to be contributed to by the Company or any Subsidiary or with respect to which the Company or any Subsidiary has any material liability or obligation. With respect to each Benefit Plan, the Company previously has furnished to Purchaser a true and correct copy of, where applicable, (i) the most recent annual report (Form 5500) filed with the IRS, (ii) the plan document, (iii) each trust agreement and group annuity contract or other funding vehicle, if any, relating to such Benefit Plan,
(iv) the most recent actuarial report or valuation relating to such Benefit Plan (in the event such Benefit Plan is subject to Title IV of ERISA), (v) the most recent summary plan description and (vi) the most recent determination letter issued by the IRS.

               (b) Neither the Company nor any Subsidiary has, or during the most recent six years has had, an obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA) and, no Benefit Plan is or ever was subject to Title IV of ERISA. Except as set forth in Section 6.13 of the Disclosure Schedule with respect to the Benefit Plans or other benefit or compensation arrangements, all required contributions and payments to date by the Company have been timely made or, if not yet due and owing, properly accrued.

               (c) Each of the Benefit Plans has been administered in accordance with its terms in all material respects and is in compliance in all material respects with applicable laws and regulations.

               (d) Except as set forth in Section 6.13 of the Disclosure Schedule, each of the Benefit Plans which is intended to be a qualified plan within the meaning of Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified from its inception to the present, and, to the knowledge of the Company, nothing has occurred to cause the loss of such qualified status.

               (e) Except as set forth in Section 6.13 of the Disclosure Schedule, no Benefit Plan provides health, medical or life insurance benefits with respect to current or former employees of the Company or any Subsidiary beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, or (ii) benefits the full cost of which are borne by the current or former employee (or his or her beneficiary).

               (f) Except for the pension benefit obligations to retired executives set forth in Section 6.13 of the Disclosure Schedule, neither the Company nor any Subsidiary maintains, participates in, contributes to, or has any liability or obligation with respect to any defined benefit plan (as defined in Section 3(35) of ERISA). Section 6.13 of the Disclosure Schedule lists all frozen or terminated defined benefit plans, whether or not tax-qualified, previously established or maintained by or on behalf of the Company or any Subsidiary, or with respect to which the Company or any Subsidiary contributed or had an obligation to contribute or otherwise had or has any liability or obligation, and with respect thereto also lists any remaining or outstanding obligations or liabilities.

               (g) Neither the Company nor any Subsidiary has any liability with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) solely by reason of being treated or having been treated as a single employer under Section 414 of the Code with any trade, business or entity other than the Company and the Subsidiaries.

               (h) No audit or investigation by any governmental authority is pending, or, to the knowledge of the Company, threatened, regarding any Benefit Plan, and, neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party dealing with any Benefit Plan has engaged in any non-exempt prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code).

          6.14. CONSENTS. Except as set forth in Section 6.14 of the Disclosure Schedule, no consent, approval or authorization of, or exemption by, or filing with, any governmental authority (other than pursuant to the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act")) is required in connection with the execution, delivery and performance by the Company of this Agreement or the taking of any other action contemplated hereby, excluding, however, consents, approvals, authorizations, exemptions and filings, if any, which Purchaser is required to obtain or make and consents or authorizations which, if not obtained, are not reasonable likely to have a Material Adverse Effect.

          6.15. TAXES. Except in each case as set forth in Section 6.15 of the Disclosure Schedule:

               (a) Each of the Company, the Subsidiaries, and any affiliated, combined or unitary group of which any such corporation is a member (individually, an "Affiliate" of the Company and, collectively, the Company's "Affiliates") has: ((i)timely filed and in all material respects correctly prepared all returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed or sent by or with respect to them in respect of any Taxes (as hereinafter defined); ((ii)properly paid all Taxes that are shown due and payable on such Returns; ((iii)established on their books and records and in the consolidated financial statements of the Company and the Subsidiaries included in the Company Reports reserves in accordance with generally accepted accounting principles for the payment of all accrued Taxes not yet due and payable; and ((iv)complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes from employees and other persons.

               (b) There are no liens for Taxes upon the assets of the Company or any of the Subsidiaries, except liens for Taxes not yet due and other immaterial liens.

               (c) No written claim or deficiency for any Taxes has been asserted against the Company or any of the Subsidiaries which has not been resolved and paid in full.

               (d) There are no outstanding waivers or comparable consents given by the Company or any of the Subsidiaries regarding the application of the statute of limitations with respect to any Taxes or Returns.

               (e) No proceedings before any Government Entity are presently pending with regard to any Taxes or Returns and the Company and the Subsidiaries have not received any written notices of any such audits or proceedings.

               (f) For purposes of this Agreement, "Taxes" shall mean federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding, alternative minimum or add-on minimum or similar taxes imposed on the income, properties or operations of the Company or any of the Subsidiaries, customs duties or levies of any kind, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

          6.16. DISCLAIMER. Except as set forth in this Agreement, neither the Company, any Subsidiary nor any officer, director, employee, agent, stockholder, or affiliate of the Company or any Subsidiary (such officers, directors, employees, agents, stockholders (including the Stockholders) and affiliates being collectively referred to herein as the "Company Related Parties") makes any representation or warranty, express or implied (including those referred to in section 2-312 of the N.Y.S. Uniform Commercial Code or in any statute applicable to real property), about or concerning the assets, liabilities and business of the Company and the Subsidiaries.


                                      ARTICLE 7

                     REPRESENTATIONS AND WARRANTIES OF PURCHASER

          The Purchaser hereby represents and warrants to the Company as follows:

          7.01. ORGANIZATION; CAPITALIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The authorized capital stock of Purchaser consists solely of 1,000 shares of Common Stock, par value $.01 per share, of which 1,000 are outstanding and owned of record and beneficially by TWCC Holdings Company, Inc. a Massachusetts corporation .
There are outstanding no securities convertible into, exchangeable for, or carrying the right to acquire, equity securities of Purchaser, or subscriptions, warrants, options, calls, convertible securities, registration or other rights or other arrangements or commitments obligating Purchaser to issue, transfer or dispose of any of its equity securities or any ownership interest therein.

          7.02. CORPORATE POWER AND AUTHORITY; EFFECT OF AGREEMENT. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on their part, including due and valid authorization by the Board of Directors of Purchaser and the stockholders of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that such enforceability (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and (b) is subject to general principles of equity. The execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (x) violate any provision of law, rule, regulation, any order, judgment, writ, injunction or decree applicable to it,
(y) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement to which Purchaser is a party or by which Purchaser or Purchaser's assets are bound; or
(z) violate any provision of their respective Articles of Organization or bylaws; except, in the case of (x) or (y), for violations, conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations, or failures to give notice, which in the aggregate, would not materially delay, hinder or impair the consummation of the transactions contemplated hereby.

          7.03. CONSENTS. Except as set forth in Section 7.03 of the Disclosure Schedule, no consent, approval or authorization of, or exemption by, or filing with, any governmental authority (other than pursuant to the HSR Act) is required in connection with the execution, delivery and performance by Purchaser of this Agreement, or the taking of any other action contemplated hereby excluding, however, consents, approvals, authorizations, exemptions and filings, if any, which the Company is required to obtain or make.

          7.04. LITIGATION. There is no Litigation pending or to Purchaser's knowledge threatened, involving Purchaser or any of its affiliates
(a) which is reasonably likely to have a material adverse effect on the ability of Purchaser to perform its respective obligations under this Agreement or
(b) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. Neither Purchaser nor any of its affiliates is subject to any outstanding orders, rulings, judgments or decrees which would be reasonably likely to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement.

          7.05. PURCHASE FOR INVESTMENT. Purchaser is acquiring the Company for investment and not with a view to any public resale or other distribution thereof in violation of the Securities Act or any applicable state securities laws.

          7.06. ADEQUATE FUNDS. Purchaser has, or has access to, adequate funds to meet its obligations under this Agreement.

                                      ARTICLE 8

                               COVENANTS OF THE PARTIES

          8.01. EFFORTS. Subject to the terms and conditions herein provided, each of the parties hereto and their respective affiliates agree to use their commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and effect the transactions contemplated by this Agreement on or before October 31, 1996, including, without limitation, obtaining all required consents and approvals, making all required filings and applications and complying with or responding to any requests by governmental agencies.

          8.02.     CONDUCT OF BUSINESS.

               (a)  Except as may be otherwise contemplated by this Agreement or
Section 8.02 of the Disclosure Schedule or any agreements or arrangements disclosed in the Disclosure Schedule or as Purchaser may otherwise consent to in writing, from the date hereof and prior to the Effective Time, the Company will, and will cause each of the Subsidiaries to operate its business only in the ordinary course consistent with past practice.

               (b) Without limiting the generality of the foregoing, except as may be otherwise contemplated by this Agreement or Section 8.02 of the Disclosure Schedule or any agreements or arrangements disclosed in the Disclosure Schedule or as Purchaser may otherwise consent to in writing, from the date hereof and prior to the Effective Time, neither the Company nor any of the Subsidiaries will:

                    (i) (A) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock; (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of the Subsidiaries, or propose to do any of the foregoing;

                    (ii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights), or amend in any respect any of the terms of any such securities or equity equivalents outstanding on the date hereof;

                    (iii) amend or propose to amend its Articles of Organization or by-laws or equivalent documents;

                    (iv) acquire, sell, lease, encumber, transfer or dispose of any assets (except that the Company and the Subsidiaries may sell inventory in the ordinary course of business, consistent with past practice) or make any capital expenditures aggregating over $100,000, except in each case pursuant to Commitments in effect on the date hereof or pursuant to the Company's capital expenditure budget; modify or amend any Commitments (including any relating to Indebtedness) outside of the ordinary course of business; enter into any material contract, commitment or transaction outside the ordinary course of business; reduce the coverage provided by the Insurance Policies;

                    (v) except for revolving credit loans under the Revolving Credit Facility and letters of credit obtained in the ordinary course of business or to make payments contemplated hereunder, incur or assume any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of the Subsidiaries or guarantee (or become liable for) any debt of others or mortgage, pledge or otherwise encumber any assets or consensually create any Encumbrance thereupon other than Permitted Encumbrances;

                    (vi) make any loans, advances or capital contributions outside of the ordinary course of business, except to wholly-owned Subsidiaries;

                    (vii) except as may otherwise be required by generally accepted accounting principles or the Financial Accounting Standards Board, (A) change any of the accounting principles or practices used by it or (B) make any tax election except in the ordinary course of business; or

                    (viii) (A) enter into, adopt, amend or terminate any Benefit Plan or any agreement, arrangement, plan or policy between itself and one or more of its directors or executive officers or
          (B) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof, except in the case of officers and employees for normal increases in compensation and normal year-end bonuses in the ordinary course of business and consistent with past practice; or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

                    (ix)   agree to take any of the foregoing actions.

          (c) Notwithstanding anything else in this Section 8.02, the Company may pay to certain executives on or before the Closing Date the sum of (i) $790,000 (representing the aggregate "grossed up" tax benefit to the Company on account of the allocation of Class C Common to such executives described on
Section 8.02 of the Disclosure Schedule) and (ii) an amount not to exceed

 $1,500,000 (such sum, the "Management Payment"). The payment to executives of the Management Payment shall be in addition to any salary or bonus such executives are otherwise entitled to receive under current company practice or existing agreements. The allocation of Class C Common described on Section 8.02 of the Disclosure Schedule and the Management Payment shall be made so as to assure that the tax deductions will occur in the taxable year of the Company ending on the Closing Date. Purchaser and the Company agree that the payment under clause (i), above, shall be reduced to the extent that such payment exceeds the tax benefits to be realized for taxable years of the Company ending on or before the Closing Date from the allocation of Class C Stock described on
Section 8.02 of the Disclosure Schedule.

          8.03. ACCESS. From the date hereof and prior to the Effective Time, the Company shall provide Purchaser with such information as Purchaser may from time to time reasonably request with respect to the Company and the Subsidiaries and their assets and properties and the transactions contemplated by this Agreement, and shall provide Purchaser and its representatives reasonable access during regular business hours and upon reasonable notice to the personnel, representatives, properties, books and records of the Company and the Subsidiaries as Purchaser may from time to time reasonably request. Any disclosure whatsoever during such investigation by Purchaser shall not constitute any enlargement or additional representations or warranties of the Company or any of its Affiliates beyond those specifically set forth in this Agreement. All such information and access shall be subject to the terms and conditions of the Confidentiality Agreement, dated June 4, 1996 executed by Investcorp International, Inc., acting on behalf of Purchaser (the "Confidentiality Agreement"), as though Purchaser was a party to such Confidentiality Agreement.

          8.04. NO SOLICITATION. Neither the Company nor any of the Subsidiaries, Affiliates, officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in, initiate or continue discussions or negotiations with, or provide any information to, any person (other than Purchaser and its affiliates and representatives) concerning any merger, sale of assets, sale of shares of capital stock or similar transactions involving the Company or any Subsidiary or division of the Company and any existing discussions or negotiations with third persons relating thereto shall be terminated immediately; PROVIDED, HOWEVER that the directors of the Company shall be permitted to provide information regarding the transactions contemplated by this Agreement to Stockholders and to entities regulating such Stockholders.

          8.05. BOOKS AND RECORDS; PERSONNEL. For a period of seven (7) years from the Closing Date, Purchaser shall, and shall cause the Company and the Subsidiaries to, provide to any Stockholder for any purpose relating to such Stockholder's ownership of any securities of the Company, access to the books and records of the Company upon reasonable advance written notice during regular business hours for the sole purpose of obtaining information for use as aforesaid and will permit such Stockholder to make such extracts and copies thereof as may be necessary. Such Stockholder shall reimburse the Company or the Subsidiary for the reasonable out-of-pocket expenses incurred by any of them in performing the covenants contained in this Section 8.05.

          8.06.     LIABILITIES AND INDEMNIFICATION.

               (a) Purchaser understands and agrees that, from and after the Closing, neither the Stockholders nor any of their affiliates shall have any liability or responsibility for any liability or obligation of the Company or any of the Subsidiaries (such liabilities and obligations, being collectively referred to as the "Liabilities"). Accordingly, Purchaser agrees that, effective upon the Closing, Purchaser shall be responsible for and indemnify the Stockholders and their affiliates and hold each of them harmless against any liability, loss, damage, claim, cost or expense (including, without limitation, reasonable attorneys' fees and disbursements) (collectively, "Losses") incurred or suffered by any of them arising out of any of the Liabilities which were reflected in the Balance Sheet, disclosed in the Disclosure Schedule or incurred in the ordinary course of business since June 29, 1996.

               (b) After the Effective Time, Purchaser, the Surviving Corporation and each Subsidiary shall exculpate (to the greatest extent permitted by applicable law) and shall indemnify, defend and hold harmless, the present and former officers and directors of the Company and the Subsidiaries (each an "Indemnified Party") against all Losses, arising out of actions or omissions in their capacities as such occurring at or prior to the Effective Time to the fullest extent permitted under Massachusetts law or the Company's Articles of Organization or Bylaws in effect at the date of this Agreement, including, without limitation, provisions relating to advances of expenses incurred in the defense of any action or suit, PROVIDED that the Surviving Corporation shall pay for only one counsel for all Indemnified Parties unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; subject to such Indemnified Party's agreement to return any advanced funds if a court of competent jurisdiction, after all time for appeals having been exhausted, shall have determined that such Indemnified Party is not entitled to such amounts under Massachusetts law or the Company's Articles of Organization or Bylaws.

          8.07. INSURANCE. The Surviving Corporation shall maintain, and Purchaser and its affiliates shall cause the Surviving Corporation to maintain, the Company's existing officers' and directors' liability insurance, if available, for a period of not less than seven years after the Effective Time; PROVIDED, that the Surviving Corporation may substitute therefor policies of insurers with at least equal rating with at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof and, PROVIDED FURTHER, that the Surviving Corporation shall not be required to expend annual premiums for such insurance in excess of 150% of the amount of such annual premiums currently paid by the Company.

          8.08. SUBSEQUENT DISCLOSURES BY COMPANY. If, at any time prior to the Closing, the Company becomes aware of the failure of any of its representations and warranties in this Agreement to be true and correct (whether as a result of the discovery of facts or circumstances not known as of the date of this Agreement, the occurrence of any developments after the date of this Agreement, or any other reason), which the Company believes is reasonably likely to have or constitute a Material Adverse Effect, the Company shall immediately so notify Purchaser in writing (a "Section 8.08 Notice").

          8.09. ENVIRONMENTAL MATTERS. Purchaser and the Company agree that the only representations and warranties of the Company herein as to any environmental matters are those contained in Section 6.11.

          8.10. INDEBTEDNESS. At Closing, Purchaser shall cause the Company to repay all Debt of the Company or Purchaser shall have negotiated the right to keep all Indebtedness in place notwithstanding consummation of the Merger.


                                      ARTICLE 9

                        CONDITIONS TO PURCHASER'S OBLIGATIONS

          The obligations of Purchaser to consummate the Merger shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

          9.01.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

               (a) The Company shall have performed and complied in all material respects with its agreements and covenants contained herein to be performed on or prior to the Closing Date.

               (b) Except as otherwise contemplated by this Agreement, the representations and warranties of the Company contained herein shall be true and correct at and as of the earlier to occur of (i) the Closing or (ii) October 31, 1996, ignoring for this purpose all qualifications as to Material Adverse Effect or otherwise as to materiality in such representations and warranties. This condition will be deemed to be satisfied unless the failures of such representations and warranties (ignoring such qualifications) to be true and correct at and as of the earlier of said dates (with all such failures considered in the aggregate) would have or constitute a Material Adverse Effect. If, in making a determination pursuant to this Section 9.01(b) as to whether all representations and warranties of the Company set forth herein are true and correct at and as of the Closing Date, (i) there are no failures of any such representations or warranties other than the failure of a representation or warranty disclosed in a Section 8.08 Notice, and (ii) Purchaser did not exercise its right to terminate this Agreement pursuant to Section 11.01(c) hereof, then this condition will be deemed to be satisfied notwithstanding such failure; PROVIDED, HOWEVER, that if the Company delivers more than one Section 8.08 Notice, nothing herein shall preclude Purchaser from considering all Section
8.08 Notices in the aggregate in making a determination pursuant to this Section 9.01(b).

               (c) Purchaser shall have received a certificate of the Company, dated as of the Closing Date and signed by the Chief Executive Officer and the Chief Financial Officer of the Company, certifying as to the fulfillment of the conditions set forth in this Section 9.01 (the "Company's Certificate").

               (d) Purchaser shall have received (i) evidence from the Company of the waiver by the beneficiaries under the

MEP of any rights to receive aggregate payments under the MEP in excess of $5,043,941 and (ii) evidence from the Company that each Stockholder has agreed to his, her or its respective allocation of the Merger Consideration and has waived and releases the Company from any claims by such Stockholder to receive any additional amounts of Merger Consideration in excess of that provided for herein or any dividends other than those payable from the Merger Consideration as contemplated by Exhibit 3.01 hereto, or an opinion from counsel for the Company, in form and substance reasonably acceptable to Purchaser and its counsel, that no further payments of Merger Consideration are owed by the Company to the Stockholders pursuant to this Agreement and that no such additional dividends are payable.

          9.02. NO PROHIBITION. No order, decree or injunction of any court or government authority shall be in effect which prohibits the consummation of the transactions contemplated hereby.

          9.03. THIRD PARTY CONSENTS. The Company shall have received all consents, authorizations and approvals from non-governmental third parties, in form reasonably acceptable to Purchaser, which, based upon Purchaser's representations to the Company regarding the net worth of the Surviving Corporation, are necessary in order to enable (a) Purchaser to consummate the transactions contemplated hereby and (b) the Company and the Subsidiaries to conduct their businesses after the Effective Time on the same basis as conducted prior to the date hereof (except with respect to clauses (a) and (b) for the failure to obtain any consents, approvals, authorizations, exemptions and waivers the failure of which to obtain would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect and consents necessary to permit outstanding Indebtedness to remain outstanding after the Closing Date) (the "Required Consents"). The Required Consents are listed on Section 9.03 of the Disclosure Schedule.

          9.04. GOVERNMENTAL CONSENTS. The applicable waiting period under the HSR Act shall have expired or been terminated and all other consents, approvals, authorizations, exemptions and waivers from Government Entities that shall be required in order to (a) enable Purchaser to consummate the transactions contemplated hereby (except for such consents, approvals, authorizations, exemptions and waivers, the absence of which would not prohibit consummation of such transactions or render such consummation illegal) and
(b) enable the Company and the Subsidiaries to conduct their businesses after the Effective Time on the same basis as conducted prior to the date hereof shall have been obtained (excluding, however, the failure to obtain new Certificates or transfer of the existing Certificates and further excluding the failure to obtain any consents, approvals, authorizations, exemptions and waivers the failure of which to obtain would not reasonably be expected to result in a Material Adverse Effect) (the "Required Government Consents"). The Required Government Consents are listed on Section 9.04 of the Disclosure Schedule.

          9.05. COMPANY COUNSEL OPINION. Purchaser shall have received an opinion from Kirkland & Ellis dated the Closing Date, substantially in form and substance reasonably satisfactory to Purchaser.

          9.06. TITLE INSURANCE. The Company shall have delivered, at Purchaser's sole cost and expense, an ALTA Owner's Policy of Title Insurance Form B-1970 for each parcel of Owned

Property issued by a title insurer reasonably satisfactory to Purchaser insuring title to the Real Property in Purchaser subject only to the Permitted Encumbrances.

          9.07. SURVEYS. The Company shall have delivered, at Purchaser's sole cost and expense, a current ALTA/ACSM survey of each parcel of Owned Property made in accordance with the 1992 ALTA/ACSM standards including Table A Items Nos. 1-4 and 6-13.

          9.08. SHAREHOLDER APPROVAL. Appropriate shareholder approval, in form and substance reasonably satisfactory to Purchaser and its counsel, shall have been obtained by the Company and any relevant Subsidiary under Internal Revenue Code Section 280G that will exempt the Company and any relevant Subsidiary from any loss of deduction under Code Section 280G and exempt any recipient from any excise tax under Code Section 4999 for any excess parachute payments paid or payable to any employee as a result of the Merger.

          9.09. RELEASE OF LIENS. Upon payment by the Company of the Debt at Closing, the Company shall be immediately able to obtain the release of all Encumbrances on all assets of the Company securing such Debt, and shall be able to provide or arrange to be provided to Purchaser releases and other documents in form and substance reasonably satisfactory to Purchaser to demonstrate such release of Encumbrances and to promptly thereafter clear all public records of any such Encumbrances.


                                      ARTICLE 10

                       CONDITIONS TO THE COMPANY'S OBLIGATIONS

     The obligations of the Company to consummate the Merger shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

          10.01.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER.

               (a) Purchaser each shall have performed and complied in all material respects with their respective agreements and covenants contained herein to be performed on or prior to the Closing Date.

               (b) The representations and warranties of Purchaser contained herein shall be true and correct in all respects at and as of the earlier of October 31, 1996 and the Closing Date, ignoring for this purpose all qualifications as to materiality in such representations and warranties, except where any and all failures of such representations and warranties to be true and correct in all respects at and as of the earlier of said dates (with all such failures considered in the aggregate) would not have a Material Adverse Effect on the ability of Purchaser to perform its obligations under this Agreement.

               (c) The Company and its Stockholders shall have received certificates of Purchaser, dated as of the Closing Date and signed by two officers of Purchaser, certifying as to the fulfillment of the conditions set forth in this Section 10.01 (the "Purchaser's Certificate").

          10.02. NO PROHIBITION. No order, decree or injunction of any court or government authority shall be in effect which prohibits the consummation of the transactions contemplated hereby.

          10.03. GOVERNMENTAL CONSENTS. The applicable waiting period under the HSR Act shall have expired or been terminated and all other consents, approvals, authorizations, exemptions and waivers from Government Entities that shall be required in order to enable the Company to consummate the transactions contemplated hereby shall have been obtained (except for such consents, approvals, authorizations, exemptions and waivers, the absence of which would not prohibit consummation of such transactions or render such consummation illegal).

          10.04. REPAYMENT OF INDEBDTEDNESS. At Closing, Purchaser shall cause the Company to repay all Debt of the Company or Purchaser shall have negotiated the right to keep all Indebtedness in place notwithstanding the consummation of the Merger.

          10.05. PURCHASER COUNSEL OPINION. The Company shall have received an opinion from counsel to Purchaser reasonably acceptable to the Company, dated the Closing Date, substantially in form and substance reasonably satisfactory to the Company.



                                      ARTICLE 11

                             TERMINATION PRIOR TO CLOSING

          11.01.    TERMINATION.  This Agreement may be terminated as follows:

               (a) On or before September 24, 1996 by Purchaser in the event the Company fails to deliver to Purchaser, on or before September 20, 1996, (i) an agreement to vote in favor of the Merger, in form and substance satisfactory to Purchaser and its counsel, from Stockholders holding shares of Company Capital Stock sufficient to approve the Merger under the Corporation Law and
(ii) the signatures of the holder of the Class A Common and the holder of the Class B Common and the Series A Preferred on that certain side letter concerning the possible amendment of this Agreement to provide for a purchase of the Class A Common, the Class B Common and the Series A Preferred followed by a merger of Purchaser with and into the Company; or

               (b) At any time prior to the Closing by the mutual written consent of Purchaser and the Company; or

               (c) At any time prior to the Closing by either the Company or Purchaser in writing, without liability to the terminating party on account of such termination (except as otherwise provided in Section 11.02), if the Closing shall not have occurred on or before November 30, 1996; or

               (d) At any time prior to the Closing by Purchaser in writing within 14 days after receipt by Purchaser of a Section 8.08 Notice, provided that Purchaser may not terminate this Agreement pursuant to this
Section 11.01(d) until the earlier of November 30, 1996, or the 30th day following receipt of the Section 8.08 Notice if the Company states in such
Section 8.08 Notice that it is undertaking to cure the problem which provided the basis for the Section 8.08 Notice and then such termination may occur only if the Company fails to cure such problem prior to the earlier of said dates ; or

               (e) At any time prior to the Closing by either the Company or Purchaser if (i) the conditions to such party's obligations shall have become impossible to satisfy on or before November 30, 1996 (after giving effect to any potential actions the non-terminating party or the Stockholders may propose to take to cure such failure of condition after reasonable notice from the party proposing to terminate this Agreement), PROVIDED that no party shall be entitled to terminate this Agreement pursuant to this clause (e) if the reason for such impossibility is due to a breach by the party proposing to terminate this Agreement or (ii) any permanent injunction or other order of a Government Entity preventing the consummation of the Merger shall have become final and non-appealable.

          11.02. EFFECT OF TERMINATION. Termination of this Agreement pursuant to this Article 11 shall terminate all obligations of the parties hereunder, except for the obligations under Sections 11.02, 12.07, 12.09, and 12.10, the Confidentiality Agreement and the Performance Guaranty Agreement, PROVIDED, HOWEVER, that nothing in this Section 11.02 shall relieve or limit the liability or obligations hereunder of any party (the "Defaulting Party") to the other party or parties on account of a breach of a covenant or agreement contained herein, or any fraudulent representation or warranty contained herein by the Defaulting Party. In the case of such a willful and intentional breach or fraud, in addition to any damages for which the Defaulting Party may be liable, the Defaulting Party shall reimburse the other party or parties for any expenses incurred by such party or parties in order to enforce its or their rights under this Agreement (including reasonable attorney's fees and expenses). Nothing in this Agreement shall constitute a waiver by any party hereto of its rights to compel specific performance of the obligations of any other party hereto.


                                      ARTICLE 12

                                    MISCELLANEOUS

          12.01. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or any certificate delivered pursuant to this Agreement shall survive the Effective Time.

          12.02.    INTERPRETIVE PROVISIONS; CERTAIN DEFINITIONS.

               (a) Whenever used in this Agreement, "to the Company's knowledge" or "to the knowledge of the Company" shall mean the actual knowledge of those persons who are listed in Section 12.02(a)(i) of the Disclosure Schedule and "to Purchaser's knowledge" or "to the knowledge of Purchaser" shall mean the actual knowledge of the persons listed in Section 12.02(a)(ii) of the Disclosure Statement. The inclusion of any information on the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by the Company, in and of itself, that such information is required to be listed on the Disclosure Schedules or is material to or outside the ordinary course of the business of the Company and its Subsidiaries. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

               (b) The term "Person" shall be construed broadly, and shall include an individual, corporation, partnership, trust, proprietorship, association, governmental body, agency or subdivision or other entity. "Indebtedness" means the aggregate amount of all long term indebtedness of the Company and the Subsidiaries, including current portions, including all interest expense accrued but unpaid, and any prepayment premiums payable thereon and all other amounts payable pursuant to the Credit Agreement, the Senior Subordinated Notes and the MBL Subordinated Note; excluding, however, any amounts owing to the Company or any Subsidiary from the Company or any Subsidiary. "Credit Agreement" means the Second Amended and Restated Credit Agreement, dated as of December 5, 1991, by and among Carter Holdings Corp. (predecessor by merger to the Company), the Company, The Bank of New York, The Bank of Nova Scotia, Kleinwort Benson Ltd., Kredietbank N.V., Grand Cayman Branch, The Daiwa Bank Limited, Pitney Bowes Credit Corporation and The Bank of New York, as Agent and Issuing Bank. "Senior Subordinated Notes" means the senior subordinated notes of Carter Holdings Corp. in the aggregate principal amount of $5 million issued to the CHC Charitable Irrevocable Trust pursuant to that certain Purchase Agreement, dated as of December 6, 1991, by and among Carter Holdings Corp., the Company and the CHC Charitable Irrevocable Trust. "MBL Subordinated Note" means the subordinated note of Carter Holdings Corp. in the aggregate principal amount of $20 million issued to Mutual Benefit Life Insurance Company in Rehabilitation pursuant to that certain Securities Exchange Agreement, dated as of December 6, 1991, by and among Carter Holdings Corp., the Company and the Mutual Benefit Life Insurance Company in Rehabilitation.

          12.03. ENTIRE AGREEMENT. This Agreement (including the Disclosure Schedule), the Confidentiality Agreement and the Performance Guaranty Agreement constitute the sole understanding of the parties with respect to the subject matter hereof. Matters disclosed in the Disclosure Schedule pursuant to any Section of this Agreement shall be deemed to be disclosed with respect to all Sections of this Agreement.

          12.04. SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; PROVIDED, HOWEVER, that this Agreement may not be assigned by any party without the prior written consent of the other parties and any such attempted assignments shall be null and void, except that the Purchaser may assign this Agreement to any of its affiliates, but no such assignment shall release Purchaser from any liability hereunder. From and after the Closing, the Company Related Parties shall be third party beneficiaries of this Agreement to the extent herein provided.

          12.05. HEADINGS. The headings of the articles, sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

          12.06. MODIFICATION AND WAIVER. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

          12.07. EXPENSES. Except as otherwise provided herein, the Company on the one hand and the Purchaser on the other hand shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel.

          12.08. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be given (and will be deemed to have been duly given upon receipt) by delivery in person, by electronic facsimile transmission, by overnight courier or by registered or certified mail, postage prepaid, if to the Company to:

               The William Carter Company
               1590 Adamson Parkway, Suite 400
               Morrow, GA  30260
               Attention:  David A. Brown
               Telecopy:   770-960-1556

          with a copy to:

               Kirkland & Ellis
               655 15th Street, N.W.
               Suite 1200
               Washington, DC  20005
               Attention:  Jack M. Feder, Esq.
               Telecopy:   202-879-5200
          if to Purchaser to:

               TWCC Acquisition Corp.
               c/o Investcorp International, Inc.
               280 Park Avenue
               New York, NY  10017
               Attention:  Christopher J. O'Brien
               Telecopy:   212-983-7073

          with a copy to:

               Gibson, Dunn & Crutcher
               200 Park Avenue
               New York, NY  10166
               Attention:  Charles K. Marquis, Esq.
               Telecopy:   212-351-4035

          12.09. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each ease located in County of New York, for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that: service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 12.10 shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

          12.10. PUBLIC ANNOUNCEMENTS. None of the parties shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other parties except as may be required by law or pursuant to any Commitment. If a public statement is required to be made by law or pursuant to any Commitment, the parties shall consult with each other in advance as to the contents and timing thereof.

          12.11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

                                     *    *    *

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed under seal on its behalf as of the date first above written.

                           THE WILLIAM CARTER COMPANY

SEAL
                           By:   /s/ David A. Brown
                                ---------------------------------------------
                              Name:     David A. Brown
                              Title:    Senior Vice President

                           By:   /s/ Jay A. Berman
                                ---------------------------------------------
                              Name:     Jay A. Berman
                              Title:    Chief Financial Officer and Treasurer


                           TWCC ACQUISITION CORP.

SEAL
                           By:    /s/ Christopher J. O'Brien
                                ---------------------------------------------
                              Name:     Christopher J. O'Brien
                              Title:    President

                           By:    /s/ Robert Sharp
                                ---------------------------------------------
                              Name:     Robert Sharp
                              Title:    Clerk

                                     EXHIBIT 1.02
                         TO THE AGREEMENT AND PLAN OF MERGER

                                  ARTICLES OF MERGER



                                       ATTACHED

                                     EXHIBIT 3.01
                         TO THE AGREEMENT AND PLAN OF MERGER


                         DISTRIBUTION OF MERGER CONSIDERATION

capitalized terms used in this Exhibit and not defined in the Merger Agreement shall have the meanings given such terms in the Articles of Incorporation of the Company


The Merger Consideration shall be distributed as follows:

FIRST
     to pay an amount equal to accrued and unpaid dividends on Series A Preferred Stock to the holders thereof in accordance with Article IV, Part B, Section 1A of the Articles of Incorporation of the Company;

SECOND
     to pay an amount equal to the Liquidating Dividend due on Series A Preferred Stock to the holders thereof calculated in accordance with
     Article IV, Part B, Section 1A of the Articles of Incorporation of the Company as if the Merger were a Liquidation Event;

THIRD
     to pay an amount equal to the aggregate Liquidation Value of the Series A Preferred Stock to the holders thereof as if the Merger were a Liquidation Event;

FOURTH
     to pay an amount equal to the aggregate Unpaid Yield on the Class A Common Stock to the holders thereof;

FIFTH
     to pay an amount equal to the lesser of (i) the remaining Merger Consideration and (ii) the Unpaid Preference Amount to the holders of Common Stock in accordance with Article IV, Part C, Section 3(ii) of such Articles of Incorporation; and

SIXTH
     any amount remaining thereafter shall be distributed pro rata to the holders of Common Stock.